Exhibit 10.44

EMPLOYMENT AGREEMENT

AGREEMENT (“Agreement”), dated as of July 23, 2007 (“Effective Date”) by and among Centro Watt Management Joint Venture 2 LP, (“CWMJV”), Centro Properties Group, an entity listed on the Australian Securities Exchange (“Centro”) (collectively referred to as “Company”) and Steven Siegel (“Executive”).

R E C I T A L

CWMJV desires to employ Executive as of the Effective Date, on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

AGREEMENT

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.            Employment.  CWMJV hereby agrees to employ Executive and Executive hereby agrees to accept such employment, on the terms and conditions hereinafter set forth.

2.            Prior Agreements.  The Parties hereby agree that this Agreement terminates and supersedes the Employment Agreement between Executive and New Plan Realty Trust, Inc., dated as of September 25, 1998 (“Prior Employment Agreement”) and that any provisions of the Prior Employment Agreement that specifically survive closing are hereby waived and deemed to be null and void and no force or effect.  Accordingly, as of the Effective Date, neither the Company (or Centro NP LLC, the corporate successor to New Plan Excel Realty Trust, Inc.) nor the Executive shall have any rights or obligations pursuant to the Prior Employment Agreement; provided, however, that prior service with New Plan Realty Trust, Inc will be recognized for all relevant purposes including, without limitation, Sections 6(e) and (f) of this Agreement.

3.            Term.  Executive’s employment by CWMJV hereunder shall commence on the Effective Date and shall continue for one (1) year (“Original Term”).  The term of employment hereunder shall thereafter be automatically extended for an unlimited number of additional one-year periods (each, an “Additional Term”, and together with the Original Term and any Additional Terms, the “Term”) unless, at least 180 days prior to the expiration of the Term, either the Executive or the Company gives written notice to the other that it is electing not to so extend the Term.  Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 7 hereof, but subject to the provisions of Section 9 hereof.  At the time Executive ceases to be a full-time employee of CWMJV, the Executive agrees that he shall resign from any office he holds with Company and its subsidiaries and any entity in control of, controlled by or under common control with the Company or in which the Company owns any common or preferred stock or any ownership interest or any entity in control of, controlled by or under common control with such entity (“Affiliate”).

4.            Position and Duties.

Executive Vice President and General Counsel - Corporate.  During the Term, the Executive shall serve as the Executive Vice President and General Counsel – Corporate of all United States operations of Centro and its Affiliates (“Centro US”); shall have all authorities, duties and responsibilities customarily exercised by an individual serving as the Executive Vice President and General Counsel – Corporate of an entity of the size and nature of Centro US; shall have such other duties, authorities and responsibilities as the Centro Chief Executive Officer may from time to time reasonably designate, consistent with the foregoing; and shall report directly to the Centro Chief Executive Officer.  Executive will comply with the Company’s policies including, but not limited to, the Code of Conduct and the Employee Trading in Securities Policy.  During the Term, the Executive shall devote substantially all of his business time and efforts to the business and affairs of Centro US (unless otherwise directed by the Centro US CEO); however, nothing shall preclude the Executive from the following: (i) serving on the boards of a reasonable number of non-competing business entities, trade associations and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing his personal financial and legal affairs provided that such activities do not either individually or in the aggregate interfere with the proper performance of his duties and responsibilities hereunder and are not likely to be contrary to the Company’s interests.  The Executive has disclosed to the Company a list of boards of which he is currently a member, and the Company has consented to his continued membership on such boards.  The Executive shall give prior written notice before joining any new business board on or after the Effective Date.

5.            Place of Performance.  The principal place of employment of Executive shall be at the Company’s US corporate offices in New York, New York.

6.            Compensation and Related Matters.

(a)        Salary.  During the Term, CWMJV shall pay Executive an annual base salary of not less than US$338,600 (“Base Salary”).  Executive’s Base Salary shall be paid in approximately equal installments in accordance with CWMJV’s customary payroll practices.  If Executive’s Base Salary is increased, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)        Short Term Incentive-Bonus.  Executive shall be eligible for an annual short term incentive-bonus (“STI”) based on the achievement of certain financial goals.  For the financial year ending June 30, 2008, fifty percent of the STI will be based on achievement of Centro Distributions per Security target and maximum goals (as defined by the Centro Board) and fifty percent of the STI will be based on achievement of Centro US Funds from Operations target and maximum goals (as defined by the Centro CEO and the Centro US CEO).  The target and maximum goals for the financial year ending June 30, 2008 shall be established prior to July 31, 2007.  If a target goal is achieved, Executive shall receive a STI of 30% of Base Salary for that STI measure.  If a maximum goal is achieved, Executive shall receive a STI of 42.5% of Base Salary for that STI measure.  If performance for a measure between target goal and maximum goal is achieved, Executive shall receive a pro rata STI between 30% and 42.5% of Base Salary for that measure.  Any payment of a prorated STI, if target for a measure is not achieved, shall be subject to the discretion of the Centro Board.  For the financial year ending June 30, 2007, Executive shall be eligible for a guaranteed STI payment (the “Stub STI Payment”) between US$50,000 and US$75,000, the amount of such guaranteed STI within such range to be at the discretion of the Centro Board payable by July 31, 2007.  For financial years commencing after June 30, 2008, the Centro Board may change the basis upon which STI may be calculated, but if the target is achieved the Executive shall continue to receive an STI payout of a total of 60% of Base Salary and if the maximum goal is achieved the payout shall be a total of 85% of Base Salary (the “STI Range”).  If Executive’s employment is terminated for any reason prior to the end of a financial year, he shall not be entitled to a prorated STI unless otherwise specifically agreed by the Centro Board.  Notwithstanding anything contained herein to the contrary, a change in the basis upon which STI may be calculated after June 30, 2008 (but not a reduction to the STI Range) shall not constitute a breach or violation of this Agreement by the Company or constitute Good Reason for Executive to terminate his employment.  With the exception of the STI for the financial year ending June 30, 2007, all STI amounts will be paid at the first appropriate opportunity after June 30 of that financial year, but not later than July 31 of that same calendar year.

(c)        Long Term Incentive Compensation.  Executive shall from time to time be invited to participate in the Centro Employee Security Plan, the Centro Executive Option Plan or other stock or option related plans that may be developed in the future.  The Centro Board shall periodically review the nature and extent of such plans in line with comparable market practice.

(A)                            Attached hereto as Exhibit A is an invitation from the Centro Board with respect to a grant of stock options of Centro securities to the value of US$315,000.  Upon submission of the invitation by the Executive to the Company, Executive shall be granted such options and receive a written grant of stock options consistent with the terms of Exhibit A (the “Option Invitation”).

(B)                              Attached hereto as Exhibit B is an invitation from the Centro Board with respect to a grant of restricted shares of Centro to the value of US$315,000.  Upon submission of the invitation by the Executive to the Company, Executive shall be granted such restricted shares and receive a written grant of restricted shares consistent with the terms of Exhibit B (the “Stock Invitation”).

(d)        Expenses.  CWMJV shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with CWMJV’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of CWMJV.

(e)        Vacation.  Executive shall be entitled to the number of weeks of vacation per year provided to the CWMJV’s senior executive officers, but in no event less than four (4) weeks annually.

(f)         Welfare, Pension and Incentive Benefit Plans.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available to other CWMJV senior executives generally, including, without limitation, pension, income deferral, savings, 401(k), and other retirement plans or programs, medical, dental, vision, prescription drug, hospitalization, short-term and long-term disability and life insurance plans and programs, accidental death and dismemberment protection, travel accident insurance, and any other employee benefit plan, program or arrangement that may from time to time be made available to other CWMJV senior executives generally, including any plans, programs or arrangements that supplement the above-listed types of plans, programs or arrangements, whether funded or unfunded, subject to the terms of the applicable plan documents and generally applicable CWMJV policies, in each case on terms and conditions that are no less favorable to him than those applying to other CWMJV senior executives generally.  To the extent that post-retirement welfare and other benefits then exist, the Executive shall be entitled to post-retirement welfare and other benefits on terms and conditions that are no less favorable to him than those applying to other CWMJV senior executives generally.  Nothing in this Section 6(f) shall be construed to require CWMJV to establish or maintain any particular employee or post-retirement benefit plan, program or arrangement except as expressly set forth elsewhere in this Agreement.  CWMJV may, to the extent consistent with the foregoing, alter, modify, supplement or delete its employee and post-retirement benefit plans at any time as it sees fit without recourse by the Executive, subject to the terms of this Section 6(f).

(g)        No Hedging.  During the Term, Executive will not in any way attempt to limit the financial risk with respect to stock options or restricted stock which are not vested by means of any hedging (including without limitation, selling short) or other techniques.

7.            Termination.  Notwithstanding the foregoing, Executive’s employment hereunder may be terminated during the Term under the following circumstances:

(a)        Death.  Executive’s employment hereunder shall terminate upon his death.

(b)        Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of one hundred twenty (120) consecutive days, and within thirty (30) days after written Notice of Termination (as defined in Section 8(a)) is given after such one hundred twenty (120) day consecutive period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, CWMJV shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement, but shall be subject to the terms of Section 9(c).

(c)        Cause.  CWMJV shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided that no termination of the Executive’s employment hereunder for Cause shall be effective as a termination for Cause unless the provisions of this Section shall first have been complied with.  The Executive shall be given written notice by the Centro Chief Executive Officer of the intention to terminate him for Cause (the “Notice of Intention”).  The Notice of Intention shall state in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based.  The Executive shall have 10 days after receiving the Notice of Intention in which to cure the purported grounds for termination asserted therein.  Termination for Cause shall be effective immediately upon the Centro Chief Executive Officer’s issuance to Executive of a written Termination for Cause Notice in the event that Executive fails to cure the purported grounds for termination within such 10 day period.  Any allegation that Cause existed, or that cure was not achieved, shall be subject to review, at the Executive’s election, through arbitration in accordance with Section 14 hereof.

For purposes of this Agreement, CWMJV shall have “Cause” to terminate Executive’s employment upon Executive’s:

(i)            conviction of, or plea of guilty or nolo contendere to, a felony; or

(ii)           willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 7(d)) after demand for substantial performance is delivered by CWMJV in writing that specifically identifies the manner in which CWMJV believes Executive has willfully and continually failed to use reasonable best efforts to substantially perform his duties hereunder; or

(iii)          willful misconduct that has a materially adverse effect on the Company or to any Affiliate.

For purposes of this Section 7(c), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any Affiliates thereof; provided, however, that the willful requirement outlined in paragraphs (ii) or (iii) above shall be deemed to have occurred if the Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action.

(d)        Good Reason.  Executive may terminate his employment for “Good Reason” within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company; provided, however, that any allegation that Good Reason existed, or that cure was not achieved, shall be subject to review, at CWMJV’s election, through arbitration in accordance with Section 14 hereof:

(i)            the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Centro US Chief Executive Officer or a material and adverse alteration in the nature of the following: Executive’s duties and/or responsibilities, reporting obligations, titles or authority as Chief Executive Officer;

(ii)           a reduction in Executive’s Base Salary or a failure to pay any such amounts when due;

(iii)          a failure by the Company to pay the Stub STI Payment due June 30, 2007 as described in Section 6(b) by July 31, 2007;

(iv)          a failure by the Company to pay either the First Payment or the Second Payment pursuant to Section 10 when due;

(v)           the relocation of Executive’s own office location to a location that is more than fifty (50) miles from New York, New York;

(vi)          any purported termination of Executive’s employment for Cause which is not effected pursuant to the procedures of Section 7(c) (and for purposes of this Agreement, no such purported termination shall be effective);

(vii)         CWMJV’s failure to pay or provide any material employee benefits due to be provided to Executive under this Agreement including, but not limited to, a failure to allow the Executive to participate in all employee benefit plans, programs and arrangements contemplated under Section 6(f);

(viii)        CWMJV’s failure to provide in all material respects the indemnification set forth in Section 13 of this Agreement, or to require any successor to assume and agree to perform this Agreement as set forth in Section 15 of this Agreement;

(ix)           a Change in Control (as defined below);

(x)            a reduction in the STI Range as provided for in Section 6(b);

(xi)           a failure by Centro and/or the Centro Board to accept the Option Invitation application and/or the Stock Invitation application (if properly submitted by the Executive) and a failure thereafter to provide Executive with written documentation evidencing the grant of the stock options and restricted shares as provided for in Section 6(c) consistent with the Option Invitation and the Stock Invitation; or

(xii)          the issuance of a notice by CWMJV to Executive indicating that CWMJV has elected not to renew or extend the Term for an Additional Period.

Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.  Executive’s continued employment during the thirty (30) day cure period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

If Executive terminates employment hereunder for Good Reason and thereafter accepts reemployment by CWMJV or any successor or Affiliate within six months of such termination of employment, Executive’s termination of employment shall retroactively not be considered a termination for Good Reason and Executive shall have no entitlement to any payments or benefits pursuant to Section 9(a).  To the extent Executive has already received payments or benefits pursuant to Section 9(a), Executive shall repay to such payments or benefits or make other equitable restitution, as the Centro Board shall determine.  It is the express intent of the parties that the provisions of this paragraph survive termination of this Agreement.

As provided in Section 2 of this Agreement, any similar provision contained in the Prior Employment Agreement is specifically waived and notwithstanding the terms thereof shall not survive the termination of the Prior Employment Agreement.

In furtherance of clause (xii) above, the issuance of a notice by the Executive, indicating that the Executive has elected not to renew or extend the Term for an Additional Period shall not constitute Good Reason.

For purposes of this Agreement, a “Change in Control” means the occurrence of one of the following events:

(1)          any person or party not currently affiliated with Centro gains control of fifty percent plus one share of Centro’s issued Stapled Securities; however, that an event described in this paragraph (1) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned entity (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned entity), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned entity, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(2)          Centro sells, transfers or otherwise disposes of more than a fifty percent share of CWMJV or any Centro Affiliate then employing Executive or more than 50% of the assets of or aggregate interests in Centro US provided that the acquisition of ownership or such assets by another entity within Centro or affiliated with Centro or the assignment of Executive to work for such entity or Affiliate shall not be considered a Change in Control, but shall still be subject to the other provisions of Section 7(d) above.

If a Change in Control occurs, regardless of whether Executive elects to terminate his employment for Good Reason, all unvested stock options and restricted stock grants received by Executive, regardless of any vesting conditions or performance and/or time hurdles, shall automatically vest 100% upon the occurrence of such Change in Control.  In addition, in the event that Executive’s employment is terminated by CWMJV without Cause in contemplation of a Change in Control, then notwithstanding any other provision of this Agreement regarding the vesting of stock options and restricted stock grants, then all unvested stock options and restricted stock grants received by Executive, regardless of any vesting conditions or performance and/or time hurdles, shall automatically vest 100% upon such employment termination.

(e)             Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason by providing CWMJV with a Notice of

Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

8.            Termination Procedure.

(a)        Notice of Termination.  Any termination of Executive’s employment by CWMJV or by Executive during the Term (other than termination pursuant to Section 7(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 16.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)        Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 7(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), or (iii) if Executive’s employment is terminated for any other reason (other than for Cause), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

9.            Compensation Upon Termination or During Disability.  In the event Executive is disabled or his employment terminates during the Term, CWMJV shall provide Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 9, Executive must have resigned all offices and positions with Centro and all of its subsidiaries and Affiliates and must have joined CWMJV in having executed a mutual release of Centro, CWMJV and their respective Affiliates, in the form attached hereto as Exhibit C.  Executive acknowledges and agrees that the payments set forth in this Section 9 constitute liquidated damages for termination of his employment during the Term.

(a)        Termination By CWMJV Without Cause or By Executive for Good Reason.  If Executive’s employment is terminated by CWMJV without Cause or by Executive for Good Reason:

(i)               CWMJV shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

(ii)              CWMJV shall pay to Executive as soon as practicable following the Date of Termination, a lump-sum payment equal to twelve months of his Base Salary and the average STI received by Executive for the two (2) preceding fiscal years ending on or prior to termination or, where necessary to calculate the average due to a termination prior to the completion of two (2) fiscal years with CWMJV, those bonus payments received by Executive from New Plan Excel

Realty Trust, Inc. during the relevant period required to permit a two (2) year average calculation;

(iii)             CWMJV shall reimburse Executive pursuant to Section 6(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

(iv)             Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of CWMJV;

(v)              Unless otherwise provided herein, unvested stock options and restricted stock granted to Executive that vest based on performance shall be forfeited immediately unless the Centro Board decides otherwise;

(vi)             CWMJV shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of one (1) year following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, his spouse or his dependents cannot continue to participate in the CWMJV programs providing such benefits, CWMJV shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

(vii)            CWMJV shall pay to Executive as soon as practicable following the Date of Termination the First Payment and the Second Payment to the extent either has not already been received by the Executive.

The foregoing notwithstanding, the total of the severance payments payable under this Section 9(a) shall be reduced to the extent the payment of such amounts would cause Executive’s total termination benefits (as determined by Executive’s tax advisor) to constitute an “excess” parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

(b)           Cause or By Executive Without Good Reason.  If Executive’s employment is terminated by CWMJV for Cause or by Executive (other than for Good Reason):

(i)            CWMJV shall pay Executive his Base Salary and, to the extent required by law or CWMJV vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

(ii)           CWMJV shall reimburse Executive pursuant to Section 6(d) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of funds; and

(iii)          Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of CWMJV;

(c)             Disability.  During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in
Section 6(a) until his employment is terminated pursuant to Section 7(b).  In the event Executive’s employment is terminated for Disability pursuant to Section 7(b):

(i)            CWMJV shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and continued Base Salary (as provided for in Section 6(a)) for six (6) months; and

(ii)           CWMJV shall reimburse Executive pursuant to Section 6(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

(iii)          Unvested stock options and restricted stock granted to Executive that vest based on performance shall be forfeited immediately unless the Centro Board decides otherwise;

(iv)          Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the CWMJV;

(v)           CWMJV shall pay to Executive the First Payment and the Second Payment–to the extent either has not already been received by the Executive.

(d)           Death.  If Executive’s employment is terminated by his death:

(i)            CWMJV shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary through the Date of Termination and one (1) times Executive’s annual rate of Base Salary;

(ii)           CWMJV shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 6(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

(iii)          Unvested stock options and restricted stock granted to Executive that vest based on performance shall be forfeited immediately unless the Centro Board decides otherwise;

(iv)          Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of CWMJV;

(v)           CWMJV shall pay to Executive the First Payment and the Second Payment–to the extent either has not already been received by the Executive.

10.          Retention Bonus.  CWMJV agrees to pay the Executive $1,065,000 (One Million Sixty-five Thousand Dollars) in consideration of Executive entering into this Agreement (the “Retention Bonus”).  The Retention Bonus shall be payable in two parts; (i) fifty percent (50%) of the Retention Bonus shall be paid within 5 business days of the date of execution of this Agreement (the “First Payment”), subject to the forfeiture rule described in the next sentence, and (ii) except for such earlier payment as may be required by Sections 9(a), 9(c) or 9(d), the remaining fifty percent (50%) of the Retention Bonus shall be paid on April 20, 2009 (the “Second Payment”).  If Executive terminates his employment under Section 9(b) prior to October 19, 2007, Executive promptly shall repay the amount of the First Payment (and provided Executive has not terminated his employment under Section 9(b) prior to October 19, 2007, the First Payment shall be irrevocable and not subject to any repayment after October 19, 2007).  In addition, if Executive terminates employment under Section 9(b) prior to April 20, 2009, Executive shall forfeit the Second Payment.  In addition, in the event that CWMJV issues a notice to Executive indicating that CWMJV has elected not to renew or extend the Term for an Additional Period such that this Agreement will expire upon the one year anniversary of the date of this Agreement, then, in addition to the other rights and benefits afforded Executive pursuant to Section 9(a), the Second Payment shall be due and payable simultaneously with CWMJV providing such non-renewal/non-extension notice.

11.          Mitigation.  Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.  Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims CWMJV may have against Executive, and CWMJV’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which CWMJV may have against Executive or others.

12.          Confidential Information; Ownership of Documents; Non-Competition.

(a)        Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by CWMJV and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement).  Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of CWMJV or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

(b)        Removal of Documents; Rights to Products.  All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business, which Executive has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment.  Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

(c)        Injunctive Relief.  In the event of a breach or threatened breach of this Section 12, Executive agrees that CWMJV shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(d)        Continuing Operation.  Except as specifically provided in this Section 12, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 12.

13.          Indemnification.

(a)        General.  CWMJV agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while, serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the same extent as other officers and directors, as in effect from time to time, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)        Expenses.  As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a fight to indemnification under this Agreement.

(c)        Enforcement.  If a claim or request under this Agreement is not paid by CWMJV or on its behalf, within thirty (30) days after a written claim or request has been received by CWMJV, Executive may at any time thereafter bring suit against CWMJV to recover the unpaid amount of the claim or request and, if Executive prevails in respect to the material issues, Executive shall be entitled to be paid also the Expenses of prosecuting such suit.  All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable New York law.

(d)        Partial Indemnification.  If Executive is entitled under any provision of this Agreement to indemnification by CWMJV for some or a portion of any Expenses, but not, however, for the total amount thereof, CWMJV, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

(e)        Advances of Expenses.  Expenses incurred by Executive in connection with any Proceeding shall be paid by CWMJV in advance upon request of Executive that CWMJV pay such Expenses; but only in the event that Executive shall have delivered in writing to CWMJV (i) an undertaking to reimburse CWMJV for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by CWMJV has been met.

(f)         Notice of Claim.  Executive shall give to CWMJV notice of any claim made against him for which indemnification will or could be sought under this Agreement.  In addition, Executive shall give CWMJV such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

(g)        Defense of Claim.  With respect to any Proceeding as to which Executive notifies CWMJV of the commencement thereof:

(i)              CWMJV will be entitled to participate therein at its own expense; and

(ii)             Except as otherwise provided below, to the extent that it may wish, CWMJV will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in CWMJV’s sole discretion may be regular counsel to CWMJV and may be counsel to other officers and directors of CWMJV or any subsidiary.  Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between CWMJV and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of CWMJV.

(iii)            CWMJV shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  CWMJV shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent.  Neither CWMJV nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h)        Non-exclusivity.  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 13 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of CWMJV or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

14.          Disputes.

Any claim arising out of or relating to this Agreement, any other agreement between the Executive and Company or its Affiliates, the Executive’s employment with or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 12(c) hereof with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 14 and each of CWMJV, Centro and Executive submits to jurisdiction in New York, New York for such arbitration.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  CWMJV shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails in respect of the material issues in dispute of Executive’s claims brought and pursued in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent CWMJV receives reasonable written evidence of such fees and expenses.

15.          Successors; Binding Agreement.

(a)        Company’s Successors.  No rights or obligations of CWMJV under this Agreement may be assigned or transferred except that CWMJV will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that CWMJV would be required to perform it if no such succession had taken place.  As used in this Agreement,

“Company” or “CWMJV” shall mean the Company or CWMJV, respectively, as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)        Executive’s Successors.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.  Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement.  Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving CWMJV written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).  If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

16.          Notice.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

Mr. Steven Siegel
c/o Centro Watt Management Joint Venture 2 LP
420 Lexington Avenue
7th Floor
New York, NY 10070

If to Centro:

Centro Properties Group
Level 3, 235 Springvale Road
Glen Waverley, VIC 3150
AUSTRALIA
Attention: Andrew T. Scott

If to CWMJV:

Centro Watt Management Joint Venture 2 LP
420 Lexington Avenue
7th Floor
New York, NY 10070
Attention Steven F. Siegel

or to such other address as any party may have furnished to the others in writing in accordance herewith.  All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (c) in the case of mailing, on the third business day following such mailing.

17.          Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of CWMJV, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

18.          Jurisdiction.  Subject to the obligations with respect to arbitration as provided in Section 14 hereof, CWMJV, Centro and Executive each submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each hereby agrees that all claims in respect of any such suit, action or proceeding shall be brought in and may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court.  CWMJV, Centro and Executive each waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan.

19.          Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.          Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

22.          Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

23.          Noncontravention.  CWMJV represents that CWMJV is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on CWMJV’s ability to enter into or perform this Agreement.  Executive represents to CWMJV that he is not a party to any contract that would preclude him from accepting employment as Chief Executive Officer of Centro US and he has no reason to believe that accepting employment as Chief Executive Officer of Centro US would result in a disclosure of any confidential information of any prior employer.

24.          Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

25.          Centro Properties Group.  Centro is executing this Agreement as a guarantor of all obligations of CWMJV hereunder and by its execution hereof agrees to all of the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CENTRO PROPERTIES GROUP

By:	/s/ Andrew T. Scott
	Name:	Andrew T. Scott
	Title:	Chief Executive Officer

CENTRO WATT MANAGEMENT JOINT VENTURE 2 LP

By:	/s/ Andrew T. Scott
	Name:	Andrew T. Scott
	Title:	Chief Executive Officer
Centro Properties Group

/s/ Steven Siegel
STEVEN SIEGEL

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